____________________________________________________
____________________________________________________

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of June 26, 2008

among

DURANT BIOFUELS, LLC,

as Borrower,

EARTH BIOFUELS, INC.

as a Loan Party,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

FOURTH THIRD LLC

as Agent and Sole Lead Arranger

____________________________________________________
____________________________________________________

TABLE OF CONTENTS

Section 1.                      Definitions; Interpretation.
1.1.           Definitions.
1.2.           Interpretation.

Section 2.                      Credit Facilities.
2.1.           Commitments.
2.2.           Omitted.
2.3.           Loan Accounting.
2.3.1.               Recordkeeping.
2.3.2.               Notes.
2.4.           Interest.
2.4.1.               Interest Rates.
2.4.2.               Interest Payment Dates.
2.4.3.               Setting and Notice of LIBOR Rates.
2.4.4.               Computation of Interest.
2.5.           Fees.
2.5.1.               Fourth Third’s Fees.
2.6.           Prepayment.
2.6.1.               Voluntary Prepayment.
2.6.2.               Mandatory Prepayment.
2.6.3.               All Prepayments.
2.7.           Repayment.
2.8.           Payment.
2.8.1.               Making of Payments.
2.8.2.               Application of Payments and Proceeds.
2.8.3.               Payment Dates.
2.8.4.               Set-off.
2.8.5.               Proration of Payments.

Section 3.                      Yield Protection.
3.1.           Taxes.
3.2.           Increased Cost.
3.3.           Funding Losses.
3.4.           Manner of Funding; Alternate Funding Offices.
3.5.           Mitigation of Circumstances; Replacement of Lenders.

3.6.           Conclusiveness of Statements; Survival.

Section 4.                      Conditions Precedent.
4.1.           Amendment and Restatement.
4.1.1.               Omitted.
4.1.2.               Omitted.
4.1.3.               Interest and Fees.
4.1.4.               Delivery of Loan Documents.
4.1.5.               Representations and Warranties
4.1.6.               No Default
4.1.7.               Diligence
4.1.8.               No Material Adverse Change

Section 5.                      Representations and Warranties.
5.1.           Organization.
5.2.           Authorization; No Conflict.
5.3.           Validity; Binding Nature.
5.4.           Financial Condition.
5.5.           No Material Adverse Change.
5.6.           Litigation
5.7.           Ownership of Properties; Liens.
5.8.           Capitalization.
5.9.           Pension Plans.
5.10.               Compliance with Law; Investment Company Act; Other Regulated Entities.
5.11.               Margin Stock.
5.12.               Taxes.
5.13.               Solvency.
5.14.               Environmental Matters.
5.15.               Insurance.
5.16.               Information.
5.17.               Intellectual Property.
5.18.               Labor Matters.
5.19.               No Default.
5.20.               Foreign Assets Control Regulations and Anti-Money Laundering.
5.20.1.             OFAC.
5.20.2.             Patriot Act.

Section 6.                    Affirmative Covenants.
6.1.           Information.
6.1.1.               Annual Report.
6.1.2.               Interim Reports.
6.1.3.               Compliance Certificate.
6.1.4.               Reports to SEC and Shareholders.
6.1.5.               Notice of Default; Litigation; ERISA Matters.
6.1.6.               Management Report.
6.1.7.               Projections.
6.1.8.               Other Information.
6.2.           Books; Records; Inspections.
6.3.           Maintenance of Property; Insurance.
6.4.           Compliance with Laws; Payment of Taxes and Liabilities.
6.5.           Maintenance of Existence.
6.6.           Employee Benefit Plans.
6.7.           Environmental Matters.
6.8.           Further Assurances.
6.9.           Collateral Access Agreements.
6.10.               Board Observation Rights.

Section 7.                      Negative Covenants.
7.1.           Debt.
7.2.           Liens.
7.3.           Subsidiaries.
7.4.           Restricted Payments.
7.5.           Mergers; Consolidations; Asset Sales.
7.6.           Modification of Organizational Documents.
7.7.           Use of Proceeds.
7.8.           Transactions with Affiliates.
7.9.           Inconsistent Agreements.
7.10.               Business Activities.
7.11.               Investments.
7.12.               Omitted.
7.13.               Fiscal Year.
7.14.               Financial Covenants.
7.14.1.                Fixed Charge Coverage Ratio.

7.14.2.                    EBITDA.

7.15.               Deposit Accounts and Securities Accounts.

7.16.               Sale-Leasebacks

7.17.               Hazardous Substances

Section 8.                      Events of Default; Remedies.

8.1.           Events of Default.
8.1.1.               Non-Payment of Credit.
8.1.2.               Default Under Other Debt.
8.1.3.               Bankruptcy; Insolvency.
8.1.4.               Non-Compliance with Loan Documents.
8.1.5.               Representations; Warranties.
8.1.6.               Pension Plans.
8.1.7.               Judgments.
8.1.8.               Invalidity of Collateral Documents.
8.1.9.               Invalidity of Intercreditor Provisions.
8.1.10.             Change of Control.
8.2.           Remedies.

Section 9.                      Agent.
9.1.           Appointment; Authorization.
9.2.           Delegation of Duties.
9.3.           Limited Liability.
9.4.           Reliance.
9.5.           Notice of Default.
9.6.           Credit Decision.
9.7.           Indemnification.
9.8.           Agent Individually.
9.9.           Successor Agent.
9.10.               Collateral Matters.

Section 10.                       Miscellaneous.
10.1.               Waiver; Amendments.
10.2.               Notices.
10.3.               Computations.
10.4.               Costs; Expenses.
10.5.               Indemnification by Borrower.
10.6.               Marshaling; Payments Set Aside.

10.7.               Nonliability of Lenders.
10.8.               Assignments; Participations.
10.8.1.                        Assignments.
10.8.2.                        Participations.
10.9.               Confidentiality.
10.10.               Captions.
10.11.               Nature of Remedies.
10.12.               Counterparts.
10.13.               Severability.
10.14.               Entire Agreement.
10.15.               Successors; Assigns.
10.16.               Governing Law.
10.17.               Forum Selection; Consent to Jurisdiction.
10.18.               Waiver of Jury Trial.
10.19.               Collateral Agent.

Annexes

Annex I                      Commitments and Pro Rata Shares
Annex II                     Addresses

Exhibits

Exhibit A                     Form of Assignment Agreement
Exhibit B                      Form of Compliance Certificate
Exhibit C                      Form of Note

Schedules

Schedule 5.6                                           Litigation
Schedule 5.8                                           Capitalization
Schedule 5.12                                         Taxes
Schedule 5.14                                         Environmental Matters
Schedule 5.15                                         Insurance
Schedule 5.18                                         Labor Matters
Schedule 7.1                                           Existing Debt
Schedule 7.2                                           Existing Liens
Schedule 7.11                                         Existing Investments
Schedule 7.15                                         Bank Accounts

AMENDED AND RESTATED CREDIT AGREEMENT

Amended and Restated Credit Agreement dated as of June 26, 2008 (as amended, restated or otherwise modified from time to time, this “Agreement”) among DURANT BIOFUELS, LLC, an Oklahoma limited liability company (“Borrower”), EARTH BIOFUELS, INC., a Delaware corporation (“Parent”), and any other Loan Parties party hereto from time to time, the financial institutions party hereto from time to time (“Lenders”) and Fourth Third LLC, a Delaware limited liability company (in its individual capacity, “Fourth Third”), as Sole Lead Arranger and Agent for all Lenders.

Heretofore, Borrower and Parent (among others) made and entered into a certain Credit Agreement, dated as of March 23, 2007 (which, as amended or modified to date, is herein called the “Original Credit Agreement”) pursuant to which Lenders, acting through Agent, agreed to extend credit to Borrower subject to the terms and conditions set forth therein, including continuing guaranties from Parent together with Earth LNG, Inc. (“Earth”) and the other “Loan Parties” so identified therein (herein called the “Other Loan Parties”).  Parent, Earth and PNG Ventures, Inc, a Nevada corporation (“PNG”), have entered into a Share Exchange Agreement, dated of even date herewith (which, as amended or modified from time to time, is called herein the “Share Exchange Agreement”) pursuant to which, effective this date, Earth has exchanged with PNG all of its existing membership interests in New Earth LNG, LLC, (“Earth Newco”),  a Delaware limited liability company and wholly owned subsidiary of Earth, for certain capital stock in PNG (the “Share Exchange”).  In connection with the Share Exchange, Earth, the Other Loan Parties and New Earth have requested that they be released from their obligations under the Original Credit Agreement and the Amended and Restated Guarantee and Collateral Agreement; and, in addition, Parent and Borrower have requested that the Lenders make certain other modifications to the terms of the Original Credit Agreement; all of which Lenders have agreed to do; subject, however, to the terms and conditions herein contained.  The parties hereto have agreed to amend and restate, in its entirety, the Original Credit Agreement in order to give effect to the foregoing.

Now, therefore, in consideration of the foregoing premises and the mutual agreements herein contained, the Lenders hereby consent to the release of the Other Loan Parties from their obligations under the Original Credit Agreement and the Amended and Restated Guarantee and Collateral Agreement and the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

Section 1.	Definitions; Interpretation.

1.1.           Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence of any of the following:  (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments pursuant to Section 8.2; or (iii) any other Event of Default under Section 8.1 and the election by the Required Lenders to declare the Obligations to be due and payable pursuant to Section 8.2.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjusted Working Capital means the remainder of (a) the consolidated current assets of Borrower and its Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of Borrower and its Subsidiaries minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of Borrower and its Subsidiaries included in such consolidated current liabilities.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent means Fourth Third LLC in its capacity as agent for all Lenders hereunder and any successor thereto in such capacity.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means 7.25% per annum.

Approved Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

Assignee has the meaning set forth in Section 10.8.1.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Board of Directors has the meaning ascribed to it in Section 6.10.

Borrower has the meaning set forth in the Preamble.

Business Day means any day on which commercial banks are open for commercial banking business in San Francisco, California and New York, New York, and on which dealings are carried on in the London interbank eurodollar market.

Calculation Date means each of the Closing Date and the 15th day of each calendar month thereafter.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Agent.

Castlerigg Agent means Castlerigg Master Investments, Ltd., as collateral agent for the Castlerigg Debtholders.

Castlerigg Notes means the promissory notes dated _____, 2007, issued by EBOF to the Castlerigg Debtholders evidencing the Castlerigg Debt.

Castlerigg Debt means the Indebtedness of EBOF to the Castlerigg Debtholders in the original principal amount of $_________ evidenced by the Castlerigg Notes.

Castlerigg Debtholders means the “Subordinated Creditors” identified as such in the Castlerigg Subordination Agreement.

Castlerigg Guaranty means the [Amended and Restated] Guaranty, dated the Closing Date, issued by Durant in favor of the Castlerigg Debtholders guaranteeing payment of the Castlerigg Debt.

Castlerigg Security means (i) the lien on all or certain shares capital stock of PNG owned by EBOF and certain shares of capital stock of Durant owned by EBOF and (ii) the lien on all or certain assets owned by Durant, given by EBOF and Durant, respectively, to the Castlerigg Agent in support of the Castlerigg Guaranty, under or pursuant to the Castlerigg Security Agreement.

Castlerigg Security Agreement means the [Amended and Restated] Security Agreement, dated the Closing Date, made by EBOF and Durant in favor of the Castlerigg Debtholders securing their payment of the Castlerigg Debt.

Closing Date means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders.

Collateral means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent and Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent; provided, however, that with respect to Parent, the term “Collateral” includes only (i) all membership or ownership interests in Borrower and all rights of Parent in, to and under Borrower’s limited liability company operating agreement, now owned or hereafter acquired by Parent, and (ii) all proceeds and products of any and all of the property listed in clause (i) and all collateral security and guarantees given by any Person with respect to any of such property, and excludes all other property or proceeds thereof now owned or hereafter acquired by Parent.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commitment means, as to any Lender, such Lender’s Pro Rata Share of the Loan Commitment.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2008.

Consolidated Net Income means, with respect to Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, excluding (i) consolidated net income of any Person for any period prior to such Person becoming a Subsidiary, (ii) any gains or losses from Dispositions, (iii) any extraordinary gains or extraordinary losses, (iv) any net income of any Subsidiary to the extent that such Subsidiary is unable, by virtue of any legal or contractual prohibition, from distributing such net income to the Borrower, and (iv) any gains or losses from discontinued operations.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Control Agreement means a tri-party deposit account, securities account or commodities account Control Agreements by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations and earn-out and similar obligations, (j) all obligations of such Person in respect of capital stock issued by such Person, to the extent that such Person is obligated to redeem, retire or repurchase such capital stock or set apart any funds therefor, on or prior to the date one year after the Maturity Date, (k) all indebtedness of the types listed in (a) through (j) or (l) of any partnership of which such Person is a general partner and (k) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Default Rate has the meaning set forth in Section 2.4.1.

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to Borrower or any of its Wholly-Owned Domestic Subsidiaries), (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $250,000, or in the case of any Disposition described in clause (b) above, $150,000, (ii) the sale or other transfer of Inventory in the ordinary course of business and (iii) any transfers of cash.

Dollar and $ mean lawful money of the United States of America.

Domestic Loan Party Subsidiary means Borrower and each Domestic Subsidiary of Borrower.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

Durant Guaranty means the Guaranty, dated as of February 28, 2007, by the Borrower in favor of Jack B. Kelley, Inc., of certain Debt of Parent and Applied LNG Technologies USA, L.L.C., as amended, restated or otherwise modified solely as permitted under the Durant Intercreditor Agreement.

Durant Intercreditor Agreement means the Intercreditor Agreement among Agent, the Junior Secured Parties named therein and Borrower, dated as of March 23, 2007, as such agreement may be amended, restated or otherwise modified from time to time.

Earth has the meaning set forth in the preamble.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv)  transaction expenses incurred in connection with the financing contemplated by this Agreement, and (v) Restricted Payments paid pursuant to Section 7.4.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release or injury to the environment or any Person or property or natural resources.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 8.1.

Excluded Taxes has the meaning set forth in Section 3.1(a).

Executive Order 13224 has the meaning set forth in Section 5.21.1.

Exercisable Shares has the meaning set forth in Section 6.11.

Existing Loan means the “Loan” (as defined in the Original Credit Agreement) equal in amount to $3,000,000 on the Closing Date.

Fee Letter means, that certain letter agreement dated as of March 23, 2007 between Agent and Borrower, as amended, restated or otherwise modified from time to time.

Fee Note Amount means a fee of $2,000,000 owing by Borrower to Agent, pursuant to the Fee Letter, which shall be paid in full with a portion of the proceeds of the Loan.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such Computation Period of EBITDA minus all Capital Expenditures to (b) the sum for such Computation Period of (i) Interest Expense of Borrower and its Subsidiaries accrued during such period and payable in cash, plus (ii) required payments of principal of Debt (including the Loan), (iii) income tax expense, plus (iv) dividends paid by Apollo Leasing, Inc. during such period pursuant to Section 7.4(iii); provided, that for the first three Computation Periods, the actual amounts referred to in clauses (a) and (b) for such Computation Periods shall be multiplied by 4, 2 and 4/3, respectively.

Foreign Lender means any Lender that is not a United States person under and as defined in Section 7701(a)(30) of the IRC.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Fourth Third has the meaning set forth in the Preamble.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement, dated as of the Closing Date, made by each Loan Party and other grantor or pledgor signatory thereto in favor of Agent, as amended, restated or otherwise modified from time to time.

Hazardous Substances means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities has the meaning set forth in Section 10.5.

Intercreditor Agreement means an intercreditor agreement, if any, entered into after the Closing Date by Agent, the holder of Senior Debt (or a representative thereof), in form and substance satisfactory to Agent.

Interest Expense means for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Inventory means all the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

IRC means the Internal Revenue Code of 1986, as amended.

Kelley Security Agreement means the security agreement, dated as of February 28, 2007, among the “Junior Secured Parties” (as defined in the Durant Intercreditor Agreement), and Borrower, as amended, restated or otherwise modified solely as permitted under the Durant Intercreditor Agreement.

Last Pre Closing Audit Date means December 31, 2005.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.

Lender Party has the meaning set forth in Section 10.5.

Lenders has the meaning set forth in the Preamble.

LIBOR Rate means, as of any Calculation Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the offered rate for deposits in Dollars for the period of one month commencing on such Calculation Date and for the amount of the Loan, that appears on Dow Jones Market Service (formerly known as the Telerate Service) at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Agent) on such Calculation Date, divided by (ii) the sum of one minus the daily average during such period of one month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein); provided, however, that in no event shall the LIBOR Rate be a rate equal to less than 2.50% per annum.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan has the meaning provided in Section 2.1(b).

Loan Commitment means the commitment to make a loan on the Closing Date in the aggregate principal amount for all Lenders of $5,000,000.  The Loan Commitment shall be terminated upon the making of the Loan.

Loan Documents means this Agreement, the Notes, the Collateral Documents, the Fee Letter, the Durant Intercreditor Agreement, the Intercreditor Agreement, the Castlerigg Subordination Agreement, the Original Loan Documents (to the extent not superseded or replaced pursuant hereto) and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.

Loan Party means Parent, Borrower and each Subsidiary of Borrower.

Loan Party Subsidiary means Borrower and each Subsidiary of Borrower.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, prospects, properties or condition (financial or otherwise) of Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform in any material respect any of its Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Maturity Date means June [__], 2010.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)           with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien (permitted hereunder) prior to the Lien of Agent on the asset subject to such Disposition, and (v) so long as no Event of Default exists (or if an Event of Default exists, only with the prior written consent of Required Lenders) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days, to replace such assets with assets performing the same or similar functions, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days, to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; and

(b)           with respect to any issuance of equity securities, the aggregate cash proceeds received by Parent, Borrower or any Subsidiary of Borrower pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

Non-Excluded Taxes has the meaning set forth in Section 3.1(a).

Note means a promissory note substantially in the form of Exhibit C, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

Obligations means all liabilities, indebtedness and obligations (monetary (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed) or otherwise) of any Loan Party under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith and all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC has the meaning set forth in Section 6.4(a).

Original Credit Agreement has the  meaning set forth in the Preamble.

Original Loan Documents shall mean all “Loan Documents” (as that term is defined in the Original Loan Agreement) existing on the Closing Date.

Other Loan Parties has the meaning set forth in the preamble.

Paid in Full means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations.

Parent means Earth Biofuels, Inc., a Delaware corporation.

Participant has the meaning set forth in Section 10.8.2.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

PIK Amount has the meaning set forth in Section 2.4.2.

Pro Rata Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I (or in such Lender’s Assignment Agreement) which corresponds to the Loan Commitment, which percentage shall be with respect to the Loan if the Loan Commitment has terminated.

Replacement Lender has the meaning set forth in Section 3.5(b).

Required Lenders means Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which equals or exceeds more than 50% of the outstanding Loan, collectively.

Securitization has the meaning set forth in Section 10.9.

Senior Debt shall mean indebtedness that is incurred by the Borrower under a revolving credit facility that has been approved by Agent and that is subject to, and the Liens, if any, securing which are subject to, the Intercreditor Agreement.

Senior Debt Documents means the “Revolving Credit Documents” as defined in the Intercreditor Agreement.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

Tax Returns has the meaning set forth in Section 5.12.

Titled Vehicle means a vehicle owned by a Loan Party for which a certificate of title has been issued by any jurisdiction pursuant to a statute described in section 9-311(a)(2) or 9

311(a)(3) of the UCC, a security interest in which against such Loan Party can be perfected only by notation on the certificate of title.

UCC means the Uniform Commercial Code as in effect in from time to time in the State of New York.

Wholly-Owned Domestic Subsidiary means any Wholly-Owned Subsidiary that is a Domestic Subsidiary.

Wholly-Owned Subsidiary means, as to any Subsidiary, all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Borrower and/or another Wholly-Owned Subsidiary of Borrower.

1.2.           Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.

Section 2.	Credit Facilities.

2.1.           Commitments.

On the terms and subject to the conditions of this Agreement, each Lender, severally and for itself alone, agrees to lend to Borrower on the Closing Date such Lender’s applicable Pro Rata Share of the Loan Commitment (the “Loan”).   Any portion of the Loan which is repaid or prepaid, in whole or in part, may not be reborrowed.  A portion of the proceeds of the Loan, equal in amount to the then unpaid principal balance of the Existing Loan, together with all accrued interest thereon, shall be retained by Agent and used by Agent to refinance the Existing Loan by its extension and renewal pursuant hereto; and the remainder of such proceeds shall be returned by Agent for its own account to pay the Fee Note Amount.

2.2.           Omitted.
2.3.           Loan Accounting.

2.3.1.                Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of the share of the Loan made by each Lender and each repayment thereof.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loan owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loan hereunder, together with all interest accruing thereon.

2.3.2.                Notes.

At the request of any Lender, the share of the Loan made by such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Loan Commitment and payable in such amounts and on such dates as are set forth herein.

2.4.           Interest.

2.4.1.                Interest Rates.

Borrower promises to pay interest on the unpaid principal amount of the Loan for the period commencing from the Closing Date until the Loan is Paid in Full at a rate per annum equal to the sum of the LIBOR Rate as in effect on the Calculation Date coinciding with (in the case of the Closing Date) or immediately preceding (in the case of any other Calculation Date), the interest payment date on which such interest is payable plus the Applicable Margin; provided, that (i) at any time an Event of Default exists, if requested by the Agent or the Required Lenders, the Applicable Margin corresponding to the Loan shall be increased by two percentage points per annum (and, in the case of Obligations other than the Loan, such Obligations shall bear interest at the LIBOR Rate plus the Applicable Margin plus two percentage points per annum) (any such increased rate, the “Default Rate”), (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically.  In no event shall interest payable by Borrower to Agent and Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.4.2.                Interest Payment Dates.

Accrued interest on the Loan shall be payable in advance on the first day of each calendar month (for such calendar month), and, to the extent not paid in advance, upon a prepayment of the Loan in accordance with Section 2.6 and at maturity, in each case, in cash, provided, that all interest (each, a “PIK Amount”) payable on any date prior to October 1, 2008 on which interest is to be paid shall be paid on such date by addition of such PIK Amount to the principal amount outstanding of the Loan.  For purposes of this Agreement, all references to “principal” of the Loan shall include any PIK Amounts added to the principal amount of the Loan.  After maturity and at any time an Event of Default exists, all accrued interest on the Loan (excepting the PIK Amount) shall be payable in cash on demand at the rates specified in Section 2.4.1.

2.4.3.                Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate as of each Calculation Date shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender.  Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder

2.4.4.                Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.5.           Fees.

2.5.1.                Fourth Third’s Fees.

Borrower agrees to pay to Fourth Third, for Fourth Third’s account, the fees set forth in the Fee Letter.

2.6.           Prepayment.

2.6.1.                Voluntary Prepayment.

Borrower may from time to time at any time, on at least ninety (90) days’ written notice to Agent (which shall promptly advise each Lender thereof) not later than 12:00 noon New York time on such day, prepay the Loan in whole or in part without penalty or premium so long as any such prepayment is on the first day of a calendar month, and is accompanied by all accrued and unpaid interest on the Loan.  Such notice to Agent shall specify the date and amount of prepayment.  Any such partial prepayment shall be in an amount greater than or equal to $1,000,000 or a higher integral multiple of $500,000.

2.6.2.                Mandatory Prepayment.

Borrower shall prepay the Loan until Paid in Full at the following times and in the following amounts:

(i)           concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds; and

(ii)           concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued to (x) Parent, (y) management of Parent, or (z) to Persons that as of the date hereof hold equity in Parent), in an amount equal to such Net Cash Proceeds.

2.6.3.                All Prepayments.

Any prepayment of the Loan on any day other than the first day of a calendar month  shall include interest on the principal amount being repaid to the extent not paid in advance and shall be subject to Section 3.3.

2.7.           Repayment.

The outstanding principal balance of the Loan shall be Paid in Full, for the account of each Lender according to its Pro Rata Share thereof, on the Maturity Date unless accelerated sooner pursuant to Section 8.2.

2.8.           Payment.

2.8.1.                Making of Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrower to Agent without setoff, recoupment or counterclaim and in immediately available funds at the deposit account of Agent in New York, New York set forth on Annex II or at such other deposit account in New York specified by Agent, in any case, not later than 1:00 p.m. New York time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day.  Agent shall promptly remit to each Lender its share of all principal, interest and fee payments received in collected funds by Agent for the account of such Lender.  All payments under Section 3.2 shall be made by Borrower directly to Lender entitled thereto.

2.8.2.                Application of Payments and Proceeds.

(a)           Except as set forth in Section 2.6.2, and subject to the provisions of Sections 2.8.2(b) below, each payment by Borrower hereunder shall be applied to such Obligations as Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its discretion.  Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

(b)           If an Event of Default or an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i)           FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;

(ii)           SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iii)           THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv)           FOURTH, to the payment of all principal of the Loan due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full; and

(v)           FIFTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

2.8.3.                Payment Dates.

If any payment of principal of or interest on the Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.8.4.                Set-off.

Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Agent or such Lender.  Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.

2.8.5.                Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of principal of or interest on the Loan, but excluding (i) any payment of principal or interest made in accordance with the terms of this Agreement, and (ii) any payment pursuant to Section 3.1, 3.2, 3.5 or 10.8, then such Lender shall purchase from the other Lenders such participations in the Loan held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 3.	Yield Protection.

3.1.	Taxes.

(a)           Except as otherwise provided in this Section 3.1, all payments of principal and interest on the Loan and all other amounts payable under any Loan Document shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority (“Taxes”), excluding (i) taxes imposed on or measured by any Lender’s net income by the jurisdiction under which such Lender is organized or conducts business, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located and (iii) in the case of any Foreign Lender (other than a Replacement Lender under Section 3.7(b)), any withholding tax that (x) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent of any additional amounts to which such Foreign Lender’s assignor, if any, was entitled, at the time of such assignment, to receive from the Borrower with respect to any withholding tax pursuant to this Section 3.1, or (y) would not have been imposed but for Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 3.1(c) (collectively, “Excluded Taxes” and all such non-Excluded Taxes, “Non-Excluded Taxes”).  If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall:  (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) within thirty (30) days after the date of any such payment of Taxes, forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) in the case of Non-Excluded Taxes, pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction (including deductions applicable to any increase to any amount under this Section 3.1) been required.

(b)           The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), Agent and each Lender for all Non-Excluded Taxes (including any net additional Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by such Agent or such Lender and any liabilities arising therefrom or with respect thereto (including any penalty, interest or expense), whether or not such Taxes were correctly or legally asserted.  A certificate of the Agent or such Lender (or of the Agent on behalf of such Lender) claiming any compensation under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Each Foreign Lender that (i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) properly and duly completed and executed Forms W 8ECI, W 8BEN, W 8IMY (as applicable) or successor form or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to an exemption from or reduction in U.S. withholding taxes with respect to payments to be made to such Foreign Lender under the Loan Documents.  Notwithstanding any other provision of this Section 3.1 to the contrary, no Lender shall be required to deliver any form, certificate or document pursuant to this paragraph that it is not legally able to deliver.

(d)           Each Lender that is not a Foreign Lender (other than any such Lender that is may be treated as an “exempt recipient” under IRC Section 1.6049-4(c)(1)), that (i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) properly and duly completed and executed Form W 9 (or any successor form), certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding tax with respect to payments to be made to such Foreign Lender under the Loan Documents.  Notwithstanding any other provision of this Section 3.1 to the contrary, no Lender shall be required to deliver any form, certificate or document pursuant to this paragraph that it is not legally able to deliver.

3.2.           Increased Cost.

(a)           If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 2.4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its Loan, its Note or its obligation to make the Loan; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)           If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

3.3.           Funding Losses.

Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Loan), as reasonably determined by such Lender, as a result of (a) any payment or prepayment of the Loan of such Lender on a date other than first day of a calendar month or (b) the failure of Borrower to borrow the Loan on the Closing Date.  For the purposes of this Section 3.3, all determinations shall be made as if such Lender had actually funded and maintained the Loan during each one month period for the Loan through the purchase of deposits having a maturity corresponding to such one month period and bearing an interest rate equal to the LIBOR Rate for such one month period.

3.4.           Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Pro Rata Share of the Loan in any manner it may determine at its sole discretion.  Each Lender may, if it so elects, fulfill its commitment to make its advance of the Loan by causing any office, branch or Affiliate of such Lender to make such advance of the Loan; provided that in such event for the purposes of this Agreement such advance of the Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such advance of the Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such office, branch or Affiliate.

3.5.           Mitigation of Circumstances; Replacement of Lenders.

(a)           Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by Borrower to pay any amount pursuant to Section 3.1 or 3.2.  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)           If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter, then Borrower may within 90 days thereafter designate another bank which is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Pro Rata Share of the Loan of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Pro Rata Share of the Loan payable to such Lender plus any accrued but unpaid interest on such Pro Rata Share of the Loan and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

3.6.           Conclusiveness of Statements; Survival.

(a)           Determinations and statements of any Lender pursuant to Section 3.1, 3.2, or 3.3 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.3, and the provisions of such Sections shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

Section 4.	Conditions Precedent.

The obligation of each Lender to enter into this Agreement is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:

4.1.           Amendment and Restatement.

The obligation of Lenders enter into this Agreement is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:

4.1.1.                Omitted.

4.1.2.                Omitted.

4.1.3.                Interest and Fees.

Borrower shall have paid all interest, fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.4.                Delivery of Loan Documents.

Borrower shall have delivered the following documents in form and substance satisfactory to Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated the Closing Date or an earlier date satisfactory to Agent):

(a)           Agreement.  This Agreement.

(b)           Notes.  A Note, for each Lender requesting a Note.

(c)           Collateral Documents.  The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged equity interests in the Borrower and the Borrower’s Subsidiaries), with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(d)           Financing Statements.  To the extent not completed pursuant to the Original Credit Agreement, properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the Collateral.

(e)           Lien Searches.  Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements.

(f)           Omitted.

(g)           Acknowledgment, Consent and Release.  An Acknowledgment, Consent and Release, in form and substance satisfactory to Agent, executed and delivered by Agent, Lenders and the Other Loan Parties.

(h)           Authorization Documents.  For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) limited liability company agreement, partnership agreement, bylaws (and similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(i)           Opinions of Counsel.  Opinions of counsel for each Loan Party, including local Oklahoma counsel, each in form and substance requested by Agent.

(j)           Insurance.  Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(k)           Consents.  Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents have been duly obtained and are in full force and effect.

(l)           Other Documents.  Such other certificates, documents and agreements that may be listed on the closing checklist provided by Agent to the Borrower or as Agent or any Lender may reasonably request.

4.1.5.                Representations and Warranties

.  Each representation and warranty by each Loan Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date.

4.1.6.                No Default

.  No Default or Event of Default shall have occurred and be continuing.

4.1.7.                Diligence

.  The Agent shall have completed, to its satisfaction, its remaining due diligence, which includes review of equipment appraisals, obtaining management background checks, and legal diligence, with the results thereof satisfactory to the Agent.

4.1.8.                No Material Adverse Change

.  Since the applicable Last Pre Closing Audit Date, there has been no material adverse change in the operations, assets, business, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole.

Section 5.	Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement, Borrower represents and warrants to Agent and Lenders as follows.

5.1.           Organization.

Borrower is a limited liability company validly existing and in good standing under the laws of the State of Oklahoma; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2.           Authorization; No Conflict.

Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its

Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by Borrower of this Agreement and by each of Borrower, each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents).

5.3.           Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.           Financial Condition.

(a)           The audited consolidated financial statements of Borrower and its Subsidiaries (presented on a consolidated basis with the audited financial statements of Apollo Resources International, Inc.) as at December 31, 2007, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)           The consolidated financial projections (including an operating budget and a cash flow budget) of Parent and Borrower and their respective Subsidiaries for the 2 year period commencing June 1, 2008 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Parent and  Borrower, respectively, in good faith and (ii) were prepared in accordance with assumptions for which Parent and Borrower, respectively, has a reasonable basis, and the accompanying consolidated pro forma balance sheets of Parent and Borrower and their respective Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the financing contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.

5.5.           No Material Adverse Change.

Since the applicable Last Pre Closing Audit Date, there has been no material adverse change in the operations, assets, business, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or of the Parent and its Subsidiaries taken as a whole.

5.6.           Litigation

.

No litigation (including derivative actions), arbitration, proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6.  As of the Closing Date, other than any liability incident to such litigation or proceedings, neither Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7.           Ownership of Properties; Liens.

Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 7.2.

5.8.           Capitalization.

All issued and outstanding equity securities of the Loan Parties are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  All issued and outstanding equity securities of the Loan Party Subsidiaries are free and clear of all Liens other than those in favor of Agent.  Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date.  All of the issued and outstanding equity of Borrower is owned by Parent, and all of the issued and outstanding equity of each of the Borrower’s Subsidiaries is, directly or indirectly, owned by Borrower.  As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of any Loan Party.

5.9.           Pension Plans.

During the twelve-consecutive-month period prior to the Closing Date or the making of the Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any material liability, fine or penalty.  All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10.                      Compliance with Law; Investment Company Act; Other Regulated Entities.

Borrower and each other Loan Party possesses all necessary authorizations, permits, licenses and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted.  All business and operations of the Borrower and each other Loan Party complies with all applicable federal, state and local laws and regulations, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any other Loan Party is operating any aspect of its business under any agreement, settlement, order or other arrangement with any Governmental Authority. Neither Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.  None of any Loan Party, any Person controlling any Loan Party, or any Subsidiary of any Loan Party, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

5.11.                      Margin Stock.

Neither Borrower nor any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12.                      Taxes.

Each of Borrower and each other Loan Party and each Non-Loan Party has filed all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All such Tax Returns are true and correct in all material respects. All Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party or Non-Loan Party, as applicable, in accordance with GAAP.   Except as specifically disclosed in Schedule 5.12, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Loan Party or Non-Loan Party, as applicable, from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable requirements of law and such withholdings have been timely paid to the respective governmental authorities.   No Loan Party

or Non-Loan Party has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Loan Party is the common parent.

5.13.                      Solvency.

On the Closing Date, with respect to each of Borrower and each other Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.14.                      Environmental Matters.

The on-going operations of Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect.  Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.14, none of Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, nor subject to any indemnification agreement or other contractual obligation, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date of Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any other Loan Party has any underground or above ground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.15.                      Insurance.

Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where

Borrower or such other Loan Party operates.  A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.15.

5.16.                      Information.

All information heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower or any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.17.                      Intellectual Property.

Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

5.18.                      Labor Matters.

Except as set forth on Schedule 5.18, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.19.                      No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.20.                      Foreign Assets Control Regulations and Anti-Money Laundering.

5.20.1.                      OFAC.

Neither any Loan Party nor any Subsidiary of any Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of

Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (“Executive Order 13224”), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

5.20.2.                      Patriot Act.

Each Loan Party and each of their respective Subsidiaries is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.	Affirmative Covenants.

Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, each Loan Party agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

6.1.           Information.

Furnish to Agent and each Lender:

6.1.1.                Annual Report.

Promptly when available and in any event within 90 days after the close of each Fiscal Year:  a copy of the annual audit report of Parent and its Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Borrower and the Subsidiaries as at the end of such Fiscal Year, certified without qualification by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Agent.

6.1.2.                Interim Reports.

Promptly when available and in any event within 30 days after the end of each month, consolidated balance sheets of Parent and Borrower and their respective Subsidiaries as of the end of such month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officers of Parent and Borrower.

6.1.3.                Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of statements pursuant to Section 6.1.2 for the last month of each calendar quarter (beginning with the calendar quarter ending June 30, 2007) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such monthly statements, and signed by the chief financial officer of Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

6.1.4.                Reports to SEC and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other communications made to security holders generally.

6.1.5.                Notice of Default; Litigation; ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or a Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under

Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation or material adverse change in any insurance maintained by Borrower or any other Loan Party; or

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.6.                Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or any other Loan Party.

6.1.7.                Projections.

As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for Parent and Borrower and their respective Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Parent and Borrower, respectively, to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officers of  Parent and Borrower to the effect that (a) such projections were prepared by Parent and Borrower, respectively, in good faith, (b) Parent and Borrower, respectively, has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

6.1.8.                Other Information.

Promptly from time to time, such other information concerning Borrower and any other Loan Party as any Lender or Agent may reasonably request.

6.2.           Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, Agent (accompanied by any Lender) or any representative thereof to inspect the properties and operations of Borrower or such other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Agent and its representatives to inspect the Collateral and other tangible assets of Borrower or such Loan Party, to perform appraisals of the equipment of Borrower or such Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral.

6.3.           Maintenance of Property; Insurance.

(a)           Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted.

(b)           Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date.  Upon request of Agent or any Lender, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party.  Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent.  Borrower shall execute and deliver to Agent a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c)           Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Collateral.  This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests.  The coverage that Agent purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement.  If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loan owing hereunder.

6.4.           Compliance with Laws; Payment of Taxes and Liabilities.

(a)           Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order 13224, any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) timely prepare and file all Tax Returns required to be filed by applicable law and pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5.           Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.           Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

6.7.           Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  If any violation of any Environmental Law shall occur or shall have occurred at any real property or any other assets of Borrower or any other Loan Party or otherwise in connection with their operations, cause, or direct the applicable Loan Party to cause, the prompt correction of such violation.

6.8.           Further Assurances.

(a)           Promptly upon request by the Agent, the Loan Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Domestic Loan Party Subsidiaries to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and Lenders, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, Parent shall pledge the Stock and Stock Equivalents of Borrower, and each Loan Party Subsidiary shall, and shall cause (x) each of its Domestic Loan Party Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Domestic Loan Party Subsidiaries and sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of the outstanding non-voting Stock and Stock Equivalents) of Foreign Subsidiaries owned directly by a Loan Party Subsidiary, in each instance, to the Agent, for the benefit of the Agent and Lenders, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, such Loan Party Subsidiary shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  In the event any Loan Party (other than Parent) acquires or leases as lessee any real Property, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with in the case of a lease, such lease amendments, consents and/or estoppels as Agent may reasonably request, and in any event, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to the Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.

(b)           Within thirty (30) days after the Closing Date, to the extent not heretofore delivered to Agent pursuant to the Original Credit Agreement, the Loan Parties shall deliver to Agent a deposit account or securities account, as applicable, Control Agreement for each deposit account and securities account maintained by any Loan Party Subsidiary (other than zero balance payroll and similar accounts and other than the “Lock-Box Account” (as such term is defined in the Intercreditor Agreement)), in form and substance satisfactory to the Agent.

(c)           Within thirty (30) days following the Closing Date, the Borrower shall execute and deliver an amendment to the Mortgages, dated as of March 22, 2007 (as heretofore amended), by Borrower to Agent, in form and substance satisfactory to Agent, to the extent necessary in the opinion of Agent to insure that the Loan is secured by such Mortgage and to obtain at Borrower’s expense, an endorsement, in form and substance satisfactory to Agent, to the title insurance policy issued to Agent as to such Mortgage, which among other things insures that such Mortgage secures such Loan.

6.9.           Collateral Access Agreements.

Each Loan Party Subsidiary shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, bailee in possession of any Collateral or mortgage of any owned property with respect to each location where any Collateral is stored or located, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to Agent.

6.10.                      Board Observation Rights.

Fourth Third shall have the right to appoint a single observer to the board of directors or similar governing body of each Loan Party (the “Board of Directors”), who shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of such Board of Directors and each committee of such Board of Directors, but shall not be entitled to vote, or to influence any vote, and who shall receive all reports, meeting materials, notices, written consents, and other materials as and when provided to the members of such Board of Directors.  The Loan Parties shall reimburse Fourth Third for the reasonable travel expenses incurred by any such observer appointed by Fourth Third in connection with attendance at or participation in meetings of such Loan Party’s Board of Directors to the extent consistent with such Loan Party’s policies of reimbursing directors generally for such expenses.

Section 7.	Negative Covenants.

Until the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, each Domestic Loan Party Subsidiary agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

7.1.           Debt.

Not, and not suffer or permit any other Loan Party Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $1,000,000;

(c)           Debt of Borrower to any Wholly-Owned Domestic Subsidiary of Borrower or Debt of any Wholly-Owned Domestic Subsidiary of Borrower to Borrower or another Wholly-Owned Domestic Subsidiary of Borrower; provided that all such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent and pledged and (subject to any contrary provision of the Intercreditor Agreement) delivered to Agent pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Agent;

(d)           Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(e)           Senior Debt of Borrower and its Subsidiaries in an aggregate principal amount not exceeding that permitted by the Intercreditor Agreement.

(f)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(g)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two (2) Business Days of notice to Borrower or the relevant Subsidiary of its incurrence;

(h)           Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;

(i)           guaranties by Borrower of the Debt of any Wholly-Owned Domestic Subsidiary of Borrower or guaranties by any Subsidiary thereof of the Debt of Borrower, in each case so long as such Debt is permitted under this Section 7.1;

(j)           omitted;

(k)           other unsecured Debt, in addition to the Debt listed above, in an aggregate principal outstanding amount not at any time exceeding $2,000,000;

(l)           the non-recourse obligations of Borrower under the Durant Guaranty; and

(m)           the Castlerigg Debt.

7.2.           Liens.

Not, and not suffer or permit any other Loan Party Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)           Liens described on Schedule 7.2 as of the Closing Date;

(d)           subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)           easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)           any interest or title of a lessor, sublessor under any lease (other than a Capital Lease) permitted by this Agreement;

(h)           Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(i)           Liens arising under the Loan Documents;

(j)           Liens on property of Borrower and its Subsidiaries securing the Senior Debt and subject to the terms of the Intercreditor Agreement;

(k)           omitted;

(l)           Liens on the property of Borrower and described on Schedule 2 to the Durant Intercreditor Agreement pursuant to the Kelley Security Agreement and securing the Durant Guaranty and subject to the Durant Intercreditor Agreement;

(m)           the Castlerigg Security; and

(n)           the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

7.3.           Subsidiaries.

Not, and not suffer or permit any other Loan Party Subsidiary to establish or acquire any Subsidiary.

7.4.           Restricted Payments.

Not, and not suffer or permit any other Loan Party Subsidiary to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management or consulting fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt that is subordinated to the Obligations, or (e) set aside funds for any of the foregoing (each, a “Restricted Payment”).  Notwithstanding the foregoing, (i) any Subsidiary of the Borrower may pay dividends or make other distributions to Borrower or to a Wholly-Owned Domestic Subsidiary of Borrower; and (ii) any Loan Party may make distributions to Parent that are used by Parent to pay federal, state and local income taxes then due and owing in respect of income from such Loan Party or any Subsidiary of such Loan Party, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that each Loan Party’s aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Parent shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had such Loan Party not filed a consolidated or combined return with Parent, in each case, so long as no Default or Event of Default is continuing or would arise as a consequence thereof.  For the avoidance of doubt, under no circumstances shall Borrower pay dividends or make other distributions to any Loan Party Subsidiary that is not a Wholly-Owned Domestic Subsidiary of Borrower.

7.5.           Mergers; Consolidations; Asset Sales.

(a)           Not, and not suffer or permit any other Loan Party Subsidiary to, be a party to any merger or consolidation, except for (i) any such merger or consolidation of any Subsidiary of Borrower into Borrower (so long as the Borrower survives such merger) or any Wholly-Owned Domestic Subsidiary of Borrower (so long such Wholly-Owned Domestic Subsidiary survives such merger) or (ii) without duplication of any permitted above in this clause (a).

(b)           Not, and not suffer or permit any other Loan Party Subsidiary to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of inventory or used, worn-out or surplus equipment, all in the ordinary course of business, (ii) sales and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary of Borrower) for at least fair market value (as determined by the Board of Directors of Borrower) so long as at least 75% of the purchase price therefor is in cash and the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $500,000 and (iii) without duplication of any permitted above in this clause (b).

7.6.           Modification of Organizational Documents.

Not, and not suffer or permit the charter, limited liability agreement, partnership agreement, by-laws or other organizational documents of, Parent, Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Lender.

7.7.           Use of Proceeds.

Not use or permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, except as set forth and described in Section 2.1.

7.8.           Transactions with Affiliates.

(a)           Not, and not suffer or permit any other Loan Party Subsidiary to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

(i)           as expressly permitted by this Agreement; or

(ii)           in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary provided that, in the case of this clause (b), upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Agent.

(b)           Effective from and after the Closing Date, the Loan Parties shall cease and desist all financing transactions with Earth Newco, the Other Loan Parties and PNG (other than, in the case of Earth, the transactions contemplated under the Share Exchange Agreement) and shall not enter into any new transactions of any sort whatsoever with Earth Newco, the Other Loan Parties or PNG subsequent to the Closing Date except upon first obtaining the prior written consent of Agent and Lenders thereto.

7.9.           Inconsistent Agreements.

Not and not suffer or permit any other Loan Party (including Parent) to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party (including Parent) of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party (including Parent) from granting to Agent and Lenders a Lien on any of its assets that constitute Collateral or (c) other than pursuant to any agreement in effect on the Closing Date, or pursuant to the Senior Debt Documents, create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party

Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Loan Party Subsidiary, or pay any Debt owed to Borrower or any other Loan Party Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party Subsidiary or (iii) transfer any of its assets or properties to Borrower or any other Loan Party Subsidiary.

7.10.                      Business Activities.

Not, and not suffer or permit any other Loan Party Subsidiary to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto.

7.11.                      Investments.

Not, and not suffer or permit any other Loan Party Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a)           contributions by Borrower to the common equity of any Wholly-Owned Domestic Subsidiary of Borrower in existence on the Closing Date, or by any Subsidiary that is a Loan Party to the capital of any other Wholly-Owned Domestic Subsidiary of Borrower in existence on the Closing Date, so long as the recipient of any such common equity contribution is the Borrower or at such time is a guarantor of the Obligations and such guaranty or the Obligations is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;

(b)           Investments constituting Debt permitted by Section 7.1(c);

(c)           Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d)           Cash Equivalent Investments;

(e)           loans and advances to employees in the ordinary course of business not to exceed $100,000 in aggregate principal amount at any time outstanding; and

(f)           Investments listed on Schedule 7.11 as of the Closing Date.

7.12.                      Omitted.

7.13.                      Fiscal Year.

Not, and not suffer or permit any other Loan Party Subsidiary or Parent to, change its Fiscal Year.

7.14.                      Financial Covenants.

7.14.1.                      Fixed Charge Coverage Ratio.

Not and not suffer or permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.1:1.0:

7.14.2.                      EBITDA.

Not and not suffer or permit EBITDA for any Fiscal Quarter specified below to be less than the applicable amount set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	EBITDA
December 31, 2008	$250,000
March 31, 2009	$250,000
June 30, 2009	$250,000
September 30, 2009	$250,000
December 31, 2009	$250,000
March 31, 2010	$250,000
June 30, 2010	$250,000

7.15.                      Deposit Accounts and Securities Accounts.

Not, and not suffer or permit any other Domestic Loan Party Subsidiary to, maintain or establish any deposit account or securities account other than the deposit accounts and securities accounts set forth on Schedule 7.15 without prior written notice to Agent and unless Agent, Borrower or such other Loan Party and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement regarding such deposit account or securities account, as applicable, on terms satisfactory to Agent.

7.16.                      Sale-Leasebacks

.  Not and not suffer or permit any other Loan Party Subsidiary to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.17.                      Hazardous Substances

.  Not, and not suffer or permit any other Loan Party Subsidiary or Parent to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party Subsidiary or Parent that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Loan Party Subsidiary or Parent), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, under no circumstances will any Domestic Loan Party Subsidiary cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Loan Party Subsidiary or Parent.

Section 8.	Events of Default; Remedies.

8.1.           Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.                      Non-Payment of Credit.

Default, in the payment when due of the principal of the Loan shall occur; or default, and continuance thereof for 5 days, in the payment when due of any interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document shall occur.

8.1.2.                Default Under Other Debt.

Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.                Bankruptcy; Insolvency.

Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.                Non-Compliance with Loan Documents.

(a)           (a) Failure by Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5(a), 6.1.7, 6.3(b) and (c), 6.5, 6.7, and 7; or (b) failure by Borrower or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 days.

8.1.5.                Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6.                      Pension Plans.

(a)           Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

8.1.7.                Judgments.

(a)           Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; or

(b)           One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.8.                Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect; or any Loan Party or other grantor or pledgor (or any Person by, through or on behalf of any Loan Party, grantor or pledgor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9.                Invalidity of Intercreditor Provisions.

Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10.                      Change of Control.

(a)           Parent shall cease to directly own and control 100% of each class of the outstanding equity interests of Borrower, (b) Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Subsidiary of the Borrower, or (c) a “Change of Control” or other similar event shall occur, as defined in, or under, the Senior Debt Documents or any other documentation evidencing or otherwise relating to any Senior Debt.

8.2.           Remedies.

If any Event of Default described in Section 8.1.3 shall occur, the Loan and all other Obligations shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent (upon the written request of Required Lenders) shall declare all or any part of the Loan and other Obligations to be due and payable, whereupon the Loan and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind.  Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of each Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Required Lenders.  Any cash collateral delivered hereunder shall be applied by Agent to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to Borrower or as a court of competent jurisdiction may elect.

Section 9.	Agent.

9.1.           Appointment; Authorization.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

9.2.           Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

9.3.           Limited Liability.

None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.           Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5.           Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”.  Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders.  Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6.           Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and the other Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7.           Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out of pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section 9.7 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8.           Agent Individually.

Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though Agent were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Agent or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them.  With respect to their portions of the Loan (if any), Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Agent were not Agent, and the terms “Lender” and “Lenders” include Agent and its Affiliates, to the extent applicable, in their individual capacities.

9.9.           Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders.  If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with Lenders and (so long as no Event of Default exists) Borrower, a successor agent from among Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

9.10.                      Collateral Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(iii) of Section 7.2 (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)).  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

Section 10.	Miscellaneous.

10.1.                      Waiver; Amendments.

No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any other Debt) shall in any event be effective unless the same shall be in writing and approved by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall increase any Commitment, extend the date scheduled for payment of any principal of (except as set forth below) or interest on the Loan or any fees or other amounts payable hereunder or under the other Loan Documents or reduce the principal amount of the Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.4.1) or any fees or other amounts payable hereunder or under the other Loan Documents, without, in each case, the consent of each Lender directly affected thereby.  No amendment, modification, waiver or consent shall release any party from its guaranty under the Guarantee and Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, change any provision of this Section 10.1, change the provisions of Section 2.8.2 or reduce the aggregate Pro Rata Share required to effect any amendment, modification, waiver or consent, without, in each case, the consent of all Lenders.  No provision of Section 9 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.

10.2.                      Notices.

All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  Borrower and Lenders each hereby acknowledge that, from time to time, Agent may deliver information and notices to Lenders using the internet service “Intralinks” or any similar service.  Each of Borrower and each Lender hereby agree that Agent may, in its discretion, utilize Intralinks or any similar service for such purpose.

10.3.                      Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change after the Closing Date in GAAP on the operation of such covenant (or if Agent notifies Borrower that Required Lenders wish to amend Section 7.14 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Required Lenders.  The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

10.4.                      Costs; Expenses.

Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to reimburse the Agent or Lenders for expenses incurred on or prior to the Closing Date by the Agent and Lenders in connection with the preparation, execution and delivery of the Loan Documents in an aggregate amount in excess of $100,000.  In addition, Borrower agrees to pay, and to save Agent and Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to Section 6.2.  All Obligations provided for in this Section 10.4 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement.

10.5.                      Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), damages, fines, penalties and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any repayment of Debt, tender offer, merger, purchase of equity interests, purchase of assets or other similar or dissimilar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan, (b) the generation, use, handling, recycling, reclamation, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of or liability under any Environmental

Laws or any Environmental Claim with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly released or disposed of Hazardous Substances and any related Environmental Claims or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All Obligations provided for in this Section 10.5 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6.                      Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7.                      Nonliability of Lenders.

The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower.  Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.  Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8.                      Assignments; Participations.

10.8.1.                      Assignments.

(a)                Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s share of the Loan, with the prior written consent of Agent and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender).  Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender) shall be in a minimum aggregate amount equal to $2,500,000 or, if less, the entire principal amount of the Loan being assigned.  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender.  Any attempted assignment not made in accordance with this Section 10.8.1 shall be treated as the sale of a participation under Section 10.8.2.  Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Loan.  Each such Note shall be dated the effective date of such assignment.  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(c)           Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(d)           Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Pro Rata Share of the Loan and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such

Lender which is at least 50% owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to a Approved Fund.

10.8.2.                      Participations.

Any Lender may at any time with, so long as no Event of Default is continuing and such Lender intends to sell more than 50% of its Pro Rata Share (as of such date) of the Loan, Commitments or other interests hereunder, the consent of the Borrower sell to one or more Persons participating interests in its Pro Rata Share of the Loan, Commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.8.5.  Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 and Section 10.5 as if it were a Lender.

10.9.                      Confidentiality.

Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loan and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; or (j) to a Person that is an investor or prospective investor in Fourth Third or any of its Affiliates.  For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loan or the Commitments.  Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.10.                      Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.11.                      Nature of Remedies.

All Obligations of Borrower and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12.                      Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.13.                      Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14.                      Entire Agreement.

Subject to the succeeding paragraph, this Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.5.1) and any prior arrangements made with respect to the payment by

Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders

From and after the Closing Date: (1) all terms and conditions of the Original Credit Agreement and the Original Loan Documents, as amended by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and the other Loan Parties party thereto to Agent and Lenders; (b) the terms and conditions of the Original Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety; (c) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Original Credit Agreement or any other Original Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens (as so modified) are assumed, ratified and affirmed by the Borrower and the other Loan Parties; (d) all indemnification obligations of Borrower and the other Loan Parties under the Original Credit Agreement and the Original Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Agent and Lenders and any other Person indemnified under the Original Credit Agreement or any other Existing Loan Document at any time prior to the Closing Date but not to the extent that any such indemnification obligations shall relate to any Indemnified Liabilities resulting from any action or inaction by, or otherwise shall have been caused by, any of the Other Loan Parties; (e) the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations evidenced by or arising under the Original Credit Agreement and the other Original Loan Documents (as amended by this Agreement and the other Loan Documents being executed on the Closing Date) and the Liens and security interests securing such Obligations granted by Borrower and the other Loan Parties in the Original Credit Agreement and the other Loan Documents (as amended by this Agreement and the other Loan Documents being executed on the Closing Date), which shall not in any manner be impaired, limited, terminated, waived or released; (f) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent and Lenders under the Original Credit Agreement or any other Original Loan Document, nor constitute a waiver of any covenant, agreement or obligation under the Original Credit Agreement or any other Original Loan Document, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (g) any and all references in the Original Loan Documents to the Original Credit Agreement shall, without further action of the parties, be deemed a reference to the Original Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

For avoidance of doubt, under the terms and conditions of (i) the Original Credit Agreement and the Original Loan Documents, as amended by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, or (ii) any other agreement, instrument, court order or judgment, or other writing heretofore executed and delivered to any Lender Party and relating to any of the Obligations, (A) no Loan Party shall be deemed to guaranty or otherwise be responsible or liable in any respect for, and no asset of any Loan Party or Lien with respect thereto or other Collateral shall be deemed to secure, support or otherwise constitute collateral or security for, any liability, indebtedness or other obligation of any of the Other Loan Parties with respect to the Obligations and (B) no Default or Event of Default shall be deemed to occur or exist as a result of any action or inaction by, or to be otherwise caused by any matter of circumstance to the extent relating to, the Other Loan Parties in their capacities as “Loan Parties” under the Original Credit Agreement or any other Original Loan Documents.

10.15.                      Successors; Assigns.

This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.16.                      Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.17.                      Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORKAND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY

CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18.                      Waiver of Jury Trial.

EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.19.                      Collateral Agent.

Each Lender hereby appoints Fourth Third LLC as its collateral agent under the Guarantee and Collateral Agreement and agrees that in so acting Fourth Third LLC will have all the rights, protections, exculpations, indemnities and other benefits provided to Fourth Third LLC under Section 9 hereof, and authorizes and directs Fourth Third LLC to take or refrain from taking any and all action that it deems necessary or advisable in fulfilling its role as Collateral Agent under the Guarantee and Collateral Agreement.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

DURANT BIOFUELS, LLC

By: Earth Biofuels, Inc., its
       sole member

By: /s/ Dennis G. McLaughlin, III
Name:  Dennis G. McLaughlin, III
Title: Chief Executive Officer

EARTH BIOFUELS, INC.

By: /s/ Dennis G. McLaughlin, III
Name:  Dennis G. McLaughlin, III
Title:   Chief Executive Officer

FOURTH THIRD LLC,
as Agent and a Lender

By: /s/ Seth R. Taube
Title: Authorized Signatory

ANNEX I

Commitments and Pro Rata Shares

Lender	Loan Commitment	Pro Rata Share
Fourth Third LLC	$5,000,000	100%

Annex II

Addresses

Loan Parties

Address for Notices:

3100 Knox Street, Suite 403
Dallas, Texas 75205
Attention:                Darren L. Miles
Telephone:              (214) [389-9800]
Telecopy:                (214) [389-9805]

FOURTH THIRD LLC,
as Agent and a Lender

Address for Notices:

Fourth Third Capital LLC
375 Park Avenue
Suite 3304
New York, New York 10152
Attention: Brian J. Cavanaugh
Chief Financial Officer
Telephone:                                (212) 759-0777
Telecopier:                                (212) 759-0091

copies to

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Robert S. Finley
Telephone:                                (212) 556-2142
Telecopier:                                (212) 556-2222

Address for Payments:

Bank:                              [REDACTED]
ABA:                              [REDACTED]
FFC:                                [REDACTED]
A/C:                                [REDACTED]

Address:                1230 Avenue of the Americas
New York, New York 10020

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of __________ by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”).  Reference is made to the Amended and Restated Credit Agreement dated as of June [__], 2008  (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among DURANT BIOFUELS, LLC (“Borrower”), the Loan Parties named therein, the financial institutions party thereto from time to time, as Lenders, and FOURTH THIRD LLC, as Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1.           Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below).  Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.           Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3.           Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the

A-

laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.           The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”).  Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5.           Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6.           Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee.  Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7.           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.           This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment.  Receipt by telecopy of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:
___________________________

By:
Title:

ASSIGNEE:
___________________________

By:
Title:

Consented to:

FOURTH THIRD LLC,
as Agent

By:
Title:

Schedule to Assignment Agreement

Assignor:                      ____________________

Assignee:                      ____________________

Effective Date:                                ____________________

Amended and Restated Credit Agreement dated as of June [__], 2008, among Durant Biofuels, LLC, the other Loan Parties named therein, the financial institutions party thereto from time to time, as Lenders, and FOURTH THIRD LLC, as Agent

Interests Assigned:

Loan	Loan
Assignor Amounts	$
Amounts Assigned	$
Assignee Amounts (post-assignment)	$

Assignee Information:
Address for Notices: ___________________________ ___________________________ Attention: _______________ Telephone: _______________ Telecopy: _______________	Address for Payments: Bank: _____________________ ABA #: _____________________ Account #: _____________________ Reference: _____________________

Exhibit B

Form of Compliance Certificate

Please refer to the Amended and Restated Credit Agreement dated as of June [__], 2008, (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the financial institutions party thereto and FOURTH THIRD LLC, as Agent.  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

[Enclosed herewith is a copy of the [annual audited/monthly] report of Borrower as at ________________ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]

Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the [Computation Date].

Borrower further certifies that no Event of Default or Default has occurred and is continuing.

Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on _____________.

DURANT BIOFUELS, LLC

By:
Title:

Schedule to Compliance Certificate
Dated as of _________________

A.           Section 7.14.1 – Minimum Fixed Charge Coverage Ratio

1.           Consolidated Net Income                                               $________

2.           Plus:                      Interest Expense                                $________
income tax expense                                                                                                        $________
depreciation                                                                                                            $________
amortization                                                                                                            $________
management fees                                         $________

3.           Total (EBITDA)                                                                                                         $________

4.           Income taxes paid/tax distributions                                                                                            $________

5.           Capital Expenditures                                                                                                              $________

6.           Sum of (4) and (5)                                                                                                           $________

7.           Remainder of (3) minus (6)                                                                                                            $________

8.           Interest Expense accrued and payable in cash                                                                         $________

9.           Required payments of principal of

Debt (including The Loan)                                                                                                        $________

10.           Management Fees                                                                                                          $________

11.           Sum of (8), (9) and (10)                                                                                                      $________

12.           Ratio of (7) to (11)                                                                                                          ____ to 1

13.           Minimum Required                                                                                                     ____ to 1

B.           Section 7.14.2-Minimum EBITDA

1.           EBITDA                                                                                                      $________
(from Item A(3) above)

2.           Minimum required                                                                                                      $________

Exhibit C

Form of Note

$__________________                                                                                                                     New York, New York

The undersigned (“Borrower”), for value received, promises to pay to the order of _____________ (“Lender”) at the principal office of FOURTH THIRD LLC (the “Agent”) in New York City, New York  the aggregate unpaid amount of the Loan made to Borrower by Lender pursuant to the Credit Agreement referred to below, plus PIK Amounts added to the principal amount of the Loan in accordance with Section 2.4.2 of the Credit Agreement, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrower further promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such Loan is Paid in Full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America to the deposit account located in New York City and identified in the Credit Agreement..

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of June [__], 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrower, the other Loan Parties named therein, the financial institutions (including Lender) party thereto from time to time and Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

DURANT BIOFUELS, LLC

By:
Title: